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                                                        Exhibit 10.19

                    Environmental Side Letter


                          March 11, 1997


National Semiconductor Corporation


          Re: Asset Purchase Agreement dated March 11, 1997, by and between National Semiconductor Corporation
               ("National") and Fairchild Semiconductor
               Corporation ("Fairchild") ("Asset Purchase
               Agreement")

Gentlemen and Ladies:

          This will confirm our agreement with respect to certain environmental matters relating to the West Jordan, Utah facility ("West Jordan Facility"), the South Portland, Maine facility ("South Portland Facility") the Cebu, Philippines facility ("Cebu Facility") and the Penang, Malaysia facility ("Penang Facility") (collectively referred to as the "Facilities"). Any terms used but not defined herein have the meaning ascribed to them in the Asset Purchase Agreement.

          Subject to and in addition to the terms of the Asset
Purchase Agreement, the Parties agree to the following:

          National has been conducting Remediation at the South Portland and West Jordan Facilities before and up to Closing. After the Closing Fairchild will perform or arrange for the performance of the Remediation which was being conducted by National at the South Portland and West Jordan Facilities.

          Fairchild will perform the investigation and decommissioning of the Dynacraft DCIP1 (the "DCIP1
Decommissioning") area at the Penang Facility which has already been commenced by National and an investigation and clean-up of the oil release near the powerhouse at the Cebu Facility.

          National and the Maine Department of Environmental Protection ("MDEP") are in the process of restating the Administrative Agreement relating to the South Portland Facility to incorporate the amendments that have occurred since the original Administrative Agreement was signed. In connection with such amendment, the parties have agreed that National will remain the ordered party and it has so informed MDEP by letter dated January 30, 1997. If the MDEP or other Governmental Authority determines that new, additional or modified permits or approvals, the cost or impact of which would be significant, Fairchild agrees that, if required by the MDEP or other Governmental Authority to avoid such permit obligations, Fairchild may be added as an additional ordered party.

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1. Administrative Agreement Regarding Groundwater Improvement by and between
   Fairchild Camera and Instrument Corporation and the State of Maine Board of Environmental Protection (hereinafter referred to as the "MDEP"), effective June 8, 1983, as subsequently amended (the "Administrative Agreement").

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          The parties agree that from and after the Closing Date
neither will deposit or stockpile additional soil, either VOC-impacted or clean, at, on or about the other's portion of the South Portland Facility. National agrees that if for any commercially reasonable purpose related to the Business Fairchild desires to excavate, move or alter the deposited and/or stockpiled soil located on the Fairchild portion of the South Portland Facility, National will, at National's sole cost and expense, dispose of or arrange for the disposal of such soil in full compliance with all applicable Environmental Laws, and will, if permitted by Environmental Law, identify itself as the generator of such soils.

          National has agreed to prepay the presently anticipated future costs of the Remediation projects at the Facilities. Therefore, at Closing, National will pay Fairchild the present value amount as set forth on Schedule I to pay the annual costs of the Remediation projects at the National South Portland and West Jordan Facilities and the costs specified on Schedule I for the Cebu and Penang Facilities (the "Estimates" and each, an "Estimate"). National will be responsible for any and all losses, claims, demands, liabilities, obligations, causes of action, damages, costs and expenses, fines or penalties (including, without limitation, reasonable attorney fees and other defense costs) asserted against or incurred by Fairchild arising out of or relating to the Remediation projects (including, without limitation, any resulting from amendments to the Administrative Agreement), in excess of the applicable Estimate on a pre-discounted basis whether or not the costs and expenses were included in the Estimates. Fairchild will provide National with annual updates of the costs incurred and an accounting of the funds remaining for the Remediation projects and will notify National reasonably promptly upon becoming aware of any additional costs and expenses. Upon the completion of each Remediation project, Fairchild will refund any amount of the applicable Estimate not expended. Fairchild will not undertake any new activity in connection with the aforementioned Remediation projects which shall individually cost in excess of $100,000 for which Fairchild intends to apply the prepaid amount without the prior written consent of National, which consent shall not be unreasonably withheld (taking into account Fairchild's operations).

          The parties agree to cooperate as necessary to effectuate the agreements in this letter, including granting any easements, if necessary. Fairchild will prepare and submit any required submittals necessary in connection with the Remediation projects; provided, however, that National shall execute any documents for which its signature is required, and Fairchild will provide National with copies of any final environmental reports submitted to any Governmental Authority.

          If a Governmental Authority determines that Fairchild is not properly performing the Remediation at the South Portland Facility or any other facility and if Fairchild fails to correct, remedy, cure, appeal or contest such deficiency within such time period as is reasonable under the circumstances (but in no event in a time period in excess of the time provided by a Governmental Authority) or demonstrate that the Governmental Authority's concerns are unfounded, and a Governmental Authority determines in writing that National is legally responsible for taking action and the failure to do so will result in fines or penalties, Fairchild will provide National access to such facility to correct, remedy or cure such deficiency at National's sole cost and expense. In connection with the foregoing, National agrees to (1) provide Fairchild prior notice of its access requirements,
(2) inform Fairchild of any proposed activities prior to the implementation thereof and provide Fairchild a reasonable opportunity to review and comment on any such proposals prior to their implementation, (3) perform activities so as not to unreasonably interfere with Fairchild's operations, (4) keep Fairchild reasonably informed about the progress of National's activities, and (5) comply with all applicable Environmental Laws and other laws and Fairchild's reasonable health and safety requirements.

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          To the extent either party is performing activities in
connection with the Remediation work it will: (i) perform such work promptly, diligently and in a good and workmanlike manner and in a manner consistent with industry standards relating to such activities, (ii) comply with all laws, orders, rules and regulations, including all Environmental Laws, and (iii) promptly provide the other party with copies of (a) all agreements entered into with any Governmental Authority and material correspondence relating to such activities and (b) all contracts and agreements with any third party in connection with such work (provided such contract is for work in excess of $100,00), including (without limitation) such contracts with contractors and consultants. Fairchild will provide National reasonable access (upon prior written notice) to Fairchild's facilities to inspect the progress of such activities and to Fairchild's employees to discuss such activities. National will provide Fairchild reasonable access to monitoring wells on National's portion of the South Portland Facility for monitoring pursuant to the Administrative Agreement. National shall have the right to attend and participate in any meetings with any Governmental Authority relating to the Remediation project in connection with the South Portland Facility or at any other facility because a Governmental Authority determined that National is legally responsible for performing Remediation as set forth above.

          Each party will indemnify and hold harmless the other (and all directors, officers, employees and agents thereof) from all claims, liabilities, losses, expenses (including reasonable attorney's fees) and costs arising out of or relating to its negligence or willful misconduct or any of its agents, contractors or employees in connection with the Remediation work on the other party's property.

          Please confirm your agreement to the above by signing and returning a copy to the undersigned.

Very truly yours,

FAIRCHILD SEMICONDUCTOR CORPORATION


BY:  KIRK P. POND
     President and Chief
     Executive Officer

                              The foregoing is hereby agreed to and accepted by:
                              NATIONAL SEMICONDUCTOR CORPORATION



                              BY:  DONALD MACLEOD
                                   Executive Vice President &
                                   Chief Financial Officer

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